AGREEMENT FOR A DEFINITIVE FEASIBILITY  STUDY

Made and entered by and between

BATEMAN ENGINEERING INC CANADA

With registration number  A-35489  a registered branch of the company incorporated in the United States of America and having its registered office at

4047 Brockton Crescent,  North Vancouver B.C. V7G 1E5,  Canada

 (hereinafter referred to as “BATEMAN”)

and

 MINERA Y METALURGICA DEL BOLEO,  S.A. DE C.V.

incorporated by means of the Public Deed No. 27,125 dated June 30, 2004, notarized by Public Notary No. 7 of La Paz, Baja California Sur, and the first testimony registered under number 90 of volume LXIII de the Commerce Sector of the Public Registry of Property and Commerce of the state of Baja California Sur with e Tax Number (Registro Federal de Contribuyentes) is MMB-940701-2U7  and having its registered office at

Sinaloa #106 Desp. 301,  Col. Roma,  06700  Mexico,  D.F.

And

BAJA MINING CORP.

With registration number  Bc0295358, a company incorporated in British Columbia, Canada according to the laws of  British Columbia, Canada and having its registered office at

1880-1066 West Hastings Street,  Vancouver,  B.C.  V6E 3X1,  Canada.

(both hereinafter referred to as “Client”)

for

the scope of services as specified herein  to undertake a Definitive Feasibility Study of the  Boleo Copper Cobalt Project in Baja California Sur State, a State of Mexico.

TABLE OF CONTENTS

CLAUSE NO

DESCRIPTION

1.

Definitions

2.

Bateman's Obligations

3.

Client's Obligations

4.

Terms of Payment

5.

Variation in the Services

6.

Time for Completion

7.

Information Provided by the Client

8.

Warranty

9.

Defective or Deficient Services

10.

Limitation of Liability

11.

Consequential Losses and Damages

12.

Responsibility for Third Parties

13.

Use of Report

14.

Publicity

15.

Termination

16.

Non-recruitment of Staff

17.

Confidentiality

18.

Intellectual Property Rights

19.

Arbitration

20.

Assignment and Subcontracting

21.

Exclusive Remedies

22.

Applicable Law

23.

Entire Agreement

24.

Interpretation

25.

Language

26.

Notices

ANNEXURE

PROPOSAL under reference ZAB406, June 2004

1.       DEFINITIONS

In this Agreement, unless inconsistent with the context, the words and expressions below shall have the meaning respectively assigned to them;

1.1

"Consultant" shall mean any third party appointed by Bateman for and on behalf of  the Client or by the Client to be managed by Bateman and to provide documents to be collated into the final Report by Bateman but shall exclude any contractor directly appointed by Bateman to undertake certain of the Services;

1.2

"Price" shall mean the reimbursable amount due to Bateman for the execution of the Services as estimated in the Proposal and any adjustments from time to time through a Variation.

1.3

 “Parties” shall mean the Client and Bateman and the “Party” shall mean either the Client or Bateman as the context requires.

1.4

“Project” shall mean the Boleo Copper Cobalt in Baja California Sur State, a State of Mexico.

1.5

"Programme" shall mean the period during which the Services are to be performed as specified in the Proposal.

1.6

“Proposal” shall mean the Proposal submitted by Bateman under reference “ Definitive Feasibility Study for the El Boleo Project, June 2004 Report no: ZAB406”.

1.7

“Services" shall mean the scope of services as specified in the Proposal.

1.8

“Report” shall mean the deliverables from Bateman as a consequence of the Services  and which shall, inter alia, contain information of the engineering study and capital and direct operating cost estimates of developing the Project to an accuracy of +15% to -5% (plus fifteen to minus five percent)  all as detailed in the Proposal.

1.9

“Variation” shall mean any change agreed to in writing,  by the Parties,  in advance of the expenditure of additional man-hours or money for the Services,  including but not limited to any amendment, modification, alteration or addition made to the Agreement in accordance with clause 5.

2.

BATEMAN'S OBLIGATIONS

2.1

Bateman shall perform the Services with reasonable skill, diligence and care.

2.2

Bateman shall perform the Services in accordance with the written directions and information provided by the Client and Bateman shall be entitled to rely on such information as being accurate, complete and correct.

2.3

Bateman shall communicate with the Client by and through the Client’s Representative who shall have the authority to bind the Client on all matters related to the Services.  Any Variation to this Agreement shall be prior agreed to in writing between Bateman and the Client's Representative before implementation thereof.

2.4

Subject to the provisions of clause 8.5, Bateman shall endeavour that the Services comply with all relevant laws and statutory requirements as instructed by the Client in writing.

3.

CLIENT'S OBLIGATIONS

3.1

For the performance of the Services the Client shall pay Bateman the estimated Price as specified in the Proposal and any additional costs, interest or fees that may become due in terms of a Variation, or any other provision of this Agreement in the manner and at the times specified herein.  Notwithstanding any Price estimated in the Proposal, the Client agrees that Bateman shall be fully reimbursed for all approved man-hours and other costs reasonably incurred to undertake the Services and approved in a Variation to this Agreement.

1.2

The Client shall provide all the necessary information requested by Bateman to perform the Services in an accurate, complete and correct form.

1.3

The Client shall obtain all necessary approvals, access and certifications and provide the necessary equipment and facilities under the control of the Client, to enable Bateman to perform the Services.

1.4

The Client shall communicate with Bateman by and through Bateman's Project Manager who shall have the authority to bind  Bateman on all matters related to the Services.

3.5

The Client shall grant an extension of the Programme of the Services equivalent to the duration of any delay to the Services caused by any matter or event outside Bateman’s control.  Approval of an extension of the Programme by the Client's Representative shall not be unreasonably withheld.

3.6

Baja Mining Corporation herewith undertakes and binds itself as surety and co-principal debtor in solidum toward Bateman for the fulfilment by Minera Y Metalurgica Del Boleo, S.A. de C.V. of all its liabilities, present as well as future in terms of this Agreement as well as any amendment or variation thereof.

4.        TERMS OF PAYMENT

4.1

 Bateman shall be fully reimbursed for all man-hours and other costs reasonably incurred to undertake the Services.   The terms of payment shall be arranged to ensure that Bateman is not required to finance the execution of the Services at any stage during the currency of this Agreement and Bateman shall have a right to notify the Client if Bateman is not in a cash positive situation and unless the situation is remedied within 14 days, Bateman shall be entitled to suspend the Services forthwith.  The Price is the estimated amount payable to Bateman for the Services as a “target price”.  The Parties acknowledge that the “target price” in this context is that price estimate generated for the agreed scope of services, agreed charge-out rates and agreed fees and disbursements and any variations thereto.  The "target price" is necessary for the control by the Client and Bateman of the cost and it is incumbent on Bateman to endeavour to work within that "target price".  This “target price” shall only be varied as a Variation signed by both parties or in accordance with clause 5.5.

4.2

Bateman shall be paid the Price in accordance with the following procedure:

4.21

Bateman shall be paid a first advance payment  of  C$ 105 000 (one hundred and five thousand  Canadian Dollars),  less C$ 55 000 (fifty five thousand Canadian Dollars) which has been advanced prior to the signature of this Agreement, into Bateman’s bank account within 10 (ten) days of signature of this Agreement. The Programme shall commence the day after receipt of the advance payment by Bateman free from any deductions or restrictions.

4.2.2

Bateman shall be paid a second advance payment of  C$ 100 000 (one hundred thousand Canadian Dollars) into Bateman’s bank account  within 10 (ten) days of the beginning of January 2005.

4.2.3

The advance payments stated in clauses 4.2.1 and 4.2.2 shall only be deducted against the last 5 invoices at 20% per month prior to completion of the Services.

4.3

The remainder of the estimated Price shall be paid upon Bateman's invoice in accordance with the following procedure:

4.3.1

At the beginning of each working month Bateman shall issue an invoice with the estimated values of Services to be completed during that month.  This estimated expenditure for the first month shall be paid by the Client within 30 (thirty) days of the date of invoice.

4.3.2

Reconciliation to correct the estimated to actual expenditure will take place at the end of the month and will be incorporated in the invoice for the following month with the estimated expenditure for the following month to be paid by the Client within 30 (thirty) days of date of invoice.

4.3.3

At the beginning of the month that the Services are due for completion, a full reconciliation of all invoices and payments shall be made and a provisional final invoice provided for payment according to Clause 4.3.1 leaving a maximum of 5% of the contract Price for payment upon Report acceptance. Acceptance of the final Report by the Client's Representative shall not be unreasonably withheld.  If the Client fails to accept or reject the final Report within 14 (fourteen) days from submission of Report by Bateman, the Report shall be deemed as approved by the Client as submitted by Bateman.  If the Report is rejected in writing by the Client prior to the expiry of the 14 day period, the provisions of clause 19 shall apply.

4.3.4

Bateman shall be paid the full invoice amount free from any deductions against Bateman's invoice. The Client shall pay the due amount not later than 30 (thirty) days from date of invoice free from any bank or transfer charges, into the bank account nominated by Bateman.  The final payment shall be made not later than 10 (ten) days from date of acceptance by the Client of the final Report.

4.4

In the event of the Client failing to make payment within the stipulated period, Bateman shall be entitled to interest on such late payment at the prevailing prime lending rate plus two percent of Bateman’s bankers for the period between the due date for such payment and the actual date of payment and, if Bateman so decides, it is entitled to suspend any Services under this Agreement until all invoices submitted for payment have been paid in full.

4.5

    The Price does not include any  taxes, levies or duties including withholding taxes or any bank and transfer charges or costs of visas or permits which shall all be for the Client’s account.  The Client shall bear and reimburse Bateman for any loss arising from currency restrictions, and restrictions on the transfer of currency in which Bateman is to be paid which are imposed by any government or authorised agency of any government of the country from which any payments under the Contract are to be made as well as effects of rate of exchange variations to the Price or any payment due.

4.6

Bateman shall not be liable for any variations in rates of exchange relating to the payment of any Consultant.   The Client shall be responsible to pay any Consultant directly and any and all costs associated with variations in rates of exchange shall be for the Client's account.

5.

VARIATION IN THE SERVICES

5.1

The Client may, by written instruction to Bateman propose a Variation to alter, add to, vary or omit any of the Services specified in the Proposal. On receipt of any such instruction Bateman shall, as soon as possible thereafter, inform the Client in writing of any change in the costs or the time required to complete the performance of the Services, or of any matter arising from the proposed change that will prevent Bateman complying with its obligations under this Agreement.

5.2

Bateman may, at any time during the currency of this Agreement, submit a request for a Variation to the Client indicating any change in the costs and time required to complete the performance of the Services, including any requirement for additional man-hours and any other costs reasonably incurred to complete the Services or any increase to the "target price" or any change to Bateman’s obligations.

5.3

The Client shall, within 48 (forty eight hours) after receipt of the Bateman submission, in writing either confirm or waive the proposed Variation or deny the request for a Variation. The Price, terms of payment, the completion date of the services specified in the Programme and Bateman's liabilities shall be adjusted according to Bateman submission to the Client.  If the Client fails to either confirm or waive the proposed Variation or deny the request for a Variation within 48 hours, the Variation shall be deemed as approved by the Client in accordance with the Bateman's submission.  Approval of additional man-hours and any other costs reasonably incurred to complete the Services or any increase to the "target price" shall not be unreasonably withheld by the Client's Representative. Bateman shall have a right to suspend the Services forthwith if Bateman is of the opinion, acting reasonably, that a requested Variation is necessary to continue with the Services inter alia by safeguarding the quality and maintaining the integrity of  quality of the Services and the Client refuses to approve said requested Variation.

5.4

Bateman shall be entitled to an increase in the Price, if an increase in the cost of providing the Services including but not limited to any new or change in any taxation, legislation or regulatory requirement applicable to the Services or to Bateman after the date of signature to this Agreement, but excluding normal company taxes based upon income, has occurred due to circumstances beyond Bateman’s reasonable control whether within the contemplation of Bateman at the time of entering into this Agreement or not.

5.5

The provisions of this clause 5 shall not be applicable to changes of a value of less than 0.5% (a half percent) of the Price.  Any minor changes less than 0.5% (a half percent) of the Price  may be implemented by Bateman without prior approval of the Client,  however, Bateman shall notify the Client in writing of all such changes within 7 (seven) days of change being implemented.   The maximum total of these minor changes shall not exceed 10% (ten percent) of the Price plus all approved Variations.   These minor changes shall be added to the Price by a Variation signed by both Parties within 10 days and if not signed within the 10 day period it shall be deemed signed and approved by both Parties.

6.

TIME FOR COMPLETION

6.1

Bateman shall commence the execution of the Services the day after receipt of the advance payment as detailed in Clause 4 and shall make all reasonable endeavours to complete the same by the completion date specified in the Programme or such extended periods for completion granted in terms of this Agreement.

6.2

Neither party to this Agreement shall be considered to be in default of its obligations hereunder except for the payment of monies, to the extent that the performance of any such obligation is prevented or delayed by any cause, existing or future, which is beyond the reasonable control of the affected party.

6.3

The Client shall grant an extension of the completion date of the Services specified in the Programme equivalent to the duration of any delay to the Services plus an increase in the Price for all costs incurred by Bateman, caused by any matter or event including but not limited to any war (whether declared or not), military operations of any character, revolutions, civil or military disturbances, unrest and acts of any government authority or any representative thereof, beyond Bateman’s reasonable control whether within the contemplation of Bateman at the time of entering into this Agreement, or not. Any increase in cost due to such a delay shall be in accordance with a Variation.    If Bateman is unable to continue with the Services in terms of the Agreement due to any matter or event as stated in this clause,  Bateman shall be entitled to either suspend  or terminate this Agreement forthwith with written notice to the Client.

6.4

Whenever the Services become suspended in terms of this Agreement, Bateman shall be entitled to claim all losses and damages, excluding loss of future income, from the Client and shall be entitled to adjust the Price if the suspension should last for more than 1 (one) month.  Bateman shall also be entitled to an extension of the completion date of the Services specified in the Programme for the period of suspension.

6.5

In the event that the Services are delayed or suspended in terms of 6.2 or 6.3, Bateman will endeavour to reassign resources so as to minimise the costs to Client.

7.

INFORMATION PROVIDED BY THE CLIENT

7.1

The Client acknowledges that Bateman shall in part perform the Services using information or data that may be provided by the Client or subsidiary companies of the Client or any other third party, including the Consultants, on behalf of the Client.  Bateman shall be entitled to rely on such information or data as being accurate, complete and correct.

7.2

In the event of the Client's failure to provide complete information in accordance with the Programme, Bateman shall be entitled to suspend the Services forthwith.

8.

WARRANTY

0.1

Subject to the provisions of Clauses 10 and 8.5 and the correctness, completeness and accuracy of information and data provided in terms of Clause 7, Bateman warrants that it shall exercise all reasonable skill, diligence and care in the performance of its obligations under this Agreement.

8.2

Bateman does not warrant or guarantee the correctness of any documents, data, information  or assumptions supplied by the Client or by a third party, including the Consultants, nor does it accept any responsibility or liability for the accuracy, sufficiency, reliability or validity of such documents, information, data and assumptions or for any findings, observations and conclusions based upon such documents, information, data and assumptions and the Client indemnifies and holds Bateman free and harmless from any liability of whatsoever nature that may result from the documents, data, assumptions and information provided by the Client or by any third party, including the Consultants.

8.3

Save as expressly stated herein or agreed to in a separate document in writing, there are no other warranties and Bateman disclaims, and the Client waives, any implied warranties, or warranties imposed by law, inclusive of compliance, merchantability, fitness for a particular purpose, and custom and usage. In the event of a breach by Bateman of a warranty implied under any Trade Practices  legislation applicable and which cannot be contractually excluded, Bateman's liability to the Client for such breach shall be limited to re-performing the Services.

8.4

All Consultants shall be contracted by Bateman for and on behalf of the Client or directly by the Client and Bateman shall have no liability for the work, services, documents or information provided by the Consultants and the Client agrees to hold Bateman free and harmless from any claim of whatsoever nature howsoever occurred as a result of the collating of any documents or information received from the Consultants into the Report.  However,  Bateman shall be entitled to directly sub-contract certain of the Services, including the testwork and pilot plant activities,  to any contractor and Bateman shall take full responsibility for any services undertaken by said contractor,  except that Bateman shall not be responsible to verify any testwork or the detailed procedures used by said contractors and Bateman shall be entitled to rely on said testwork and procedures as correct and complete for purposes of the Services and Bateman shall not be liable for any and all claims,  losses, damages, costs and expenses resulting from the use or reliability of said testwork and procedures.

8.5

Bateman shall not be responsible for the compliance to any legislation of whatsoever nature or the certification of any drawings, data or other information supplied by any Consultant to be compliant with any legislation of whatsoever nature and the Client indemnifies Bateman against all demands, claims, actions, costs, charges, expenses and litigation procedures as well as any statutory liability arising from and against all loss or damage suffered or incurred by Bateman due to non-compliance of any drawings, data or other information supplied by any Consultant with any legislation of whatsoever nature.

8.6

Bateman herewith specifically excludes any undertakings, disclosures, warranties and guarantees pertaining to the obtainment of finance by the Client based on the results, or part thereof, of Bateman’s Services and/or the Report and the Client specifically indemnifies, and holds Bateman free and harmless, against any claims, demands, actions and damages of whatever nature and howsoever caused related to the Client’s inability to raise finance of whatever nature based upon the results, whole or in part, of Bateman’s Services and/or the Report and/or the cancellation or any claims by any financial institution resulting from such finance.

9.

DEFECTIVE OR DEFICIENT SERVICES

9.1

Subject to the provisions of clause 10, Bateman's liability under this Agreement, shall be limited to re-performing defective or deficient Services which result from Bateman's sole negligence or wilful misconduct and which are identified to Bateman in writing within 90 (ninety) days from the completion date  of the Services.

10.

LIMITATION OF LIABILITY

0.1

Notwithstanding any other provision of this Agreement, Bateman's liability to the Client for any direct losses or damages, from any cause whatsoever, or howsoever occurred and regardless of the form of action, whether in contract or in delict or in tort, including negligence or any statutory or common law duty of care or warranties or penalties or indemnities, arising from the performance of the Services shall be limited in the aggregate to 10% (ten percent) of the Price paid to Bateman.

0.2

No claim for losses or damages arising from this Agreement or otherwise shall be enforceable by the Client against Bateman unless such claim was referred to arbitration in terms of Clause 19, within one year from the completion date of the Services.

0.3

Bateman shall not be liable to the Client for any losses or damages or claims whether by way of indemnity or by reason of breach of contract or in delict or in tort, including negligence, but excluding gross negligence or wilful misconduct of Bateman,  or any statutory or common law duty of care, arising from :

0.3.1

the acts, omissions or defaults of the Client, its employees or agents, or any other contractors or consultants engaged by the Client or of the Consultants;

0.3.2

the use, reliance upon or interpretation of the Report prepared by Bateman, or the use, reliance upon or  interpretation thereof by others or any design, engineering or work performed by others using such  Report;

0.3.3

any changes, alterations or additions to the results of the Services and/or  the Report made by others to whom the said results and/or Report are  presented;

0.3.4

the accuracy of cost estimates, programs or the interpretation, reliability or use or analysis of any information or documents received from any third party including the Consultants;

0.3.5

damages for the late or delayed completion of the Services or any part thereof beyond the times for completion stated in the Programme.

11.

CONSEQUENTIAL LOSSES AND DAMAGES

11.1

Notwithstanding any other provision in this Agreement, Bateman shall, under no circumstances be liable to the Client for any consequential, special or any indirect losses or damages such as, but not limited to, loss of product, loss of production, loss of feedstock, loss of revenue, loss of utilities, or loss of contract and the like. For the purposes hereof, consequential, special or indirect losses or damages shall mean any special, consequential or any indirect losses or damages of whatsoever nature whether within the contemplation of the parties at the time of entering into this Agreement, or not.

12.

RESPONSIBILITY FOR THIRD PARTIES

0.1

Bateman shall act as the Client's agent and employ on the Client's behalf , at the cost of the Client, the Consultants and any third party specified in the Proposal or as agreed in writing from time to time between the Client and Bateman as being necessary for the execution of the Services.

12.2

Bateman shall, at the cost of the Client, co-ordinate the activities of the Consultants on behalf of the Client by the issuance of directives, monitoring of progress, and receipt of documents and information and all other tasks required to ensure that, as far as is reasonably possible, each such third party fulfils its obligations under its contract.

12.3

Notwithstanding any other provision of this Agreement, Bateman shall have no liability for the performance of any third parties, including the Consultants or for the timeous or accurate performance of Services by them, and the Client indemnifies Bateman from any and all claims or damages resulting from the use or activities of such third parties, including the Consultants.

12.4

The Client agrees that Bateman shall only be responsible to provide certain management services of the Consultants and Bateman is herewith relieved from any liability or obligation under any subcontract entered into between the Client and a Consultant. The Client shall be liable for all actions and defaults of any Consultant.

12.5

Bateman shall be entitled to sub-contract certain of the Services, including the testwork and pilot plant activities, directly to any contractor without the prior approval of the Client.  Such sub-contracting shall not however, release Bateman of any of its duties, liabilities or responsibilities under this Agreement and Bateman shall remain fully responsible for such  Services undertaken by a contractor except that  Bateman shall not be responsible to verify any testwork or the detailed procedures used by said contractors and Bateman shall be entitled to rely on said testwork  and procedures as correct and complete for purposes of the Services and Bateman shall not be liable for any and all claims,  losses, damages, costs and expenses resulting from the use or reliability of said testwork and procedures.

.

13.

USE OF REPORT

0.1

The Client acknowledges that any Report or interim reports or results of the Services, prepared by Bateman in terms of this Agreement are prepared for  use by  the Client. The Client agrees that the Report or any interim reports shall always be quoted in full, and not in part, summary or precis form and shall when reproduced contain the disclaimer stipulated in clause 13.2 except as may be agreed between the Parties in terms of Clause 14.  Bateman acknowledges that all Reports it generates and all reports prepared by the Consultants under its supervision for the Definitive Feasibility Study, shall conform to the provisions of  National Instrument 43-101 of  Part 4, Distribution Requirements,  of the British Columbia  Securities Commission.

0.2

The Report shall be issued subject to the following disclaimer:

"The Report is based in part upon documents, data, information and assumptions made by and/or supplied by Minera Y Metallurgica Del Boleo, S.A. de C.V. or by Baja Mining Corporation  or any third party on either Minera Y Metallurgica Del Boleo, S.A. de C.V. or by Baja Mining Corporation's behalf including the Consultants or the testwork and procedures by contractors and that the Report shall always be quoted in full and not in part, summary or precis form.  Save as expressly stated in the Report, Bateman did not attempt to verify the accuracy or sufficiency of such documents, data, information and assumptions  supplied to Bateman and Bateman does not warrant or guarantee the correctness of such documents, data, information or assumptions nor does it accept any responsibility or liability for the accuracy, sufficiency, reliability or validity of such documents, information, data and assumptions or for any findings,   observations and conclusions based upon such documents, information, data and assumptions.

Notwithstanding that reasonable skill, care and diligence have been exercised in the performance of the Services required for the preparation of the Report, neither Bateman nor, its principals, subcontractors, officers, directors and employees shall accept any liability to any other third party to whom this Report is presented for any loss or damage whether direct or indirect arising from statements made by Bateman; the use, reliance upon or the interpretation of this Report or of information contained in this Report or for any design, engineering or other work performed using this Report or for any changes, alterations or additions to the results of the Report.  Bateman disclaims any implied warranties, or warranties imposed by law, including of compliance, merchantability, fitness for a particular purpose, and custom and usage.  Bateman retains all intellectual property rights in the Report and all documents and  materials produced by it.  "

0.3

The Client hereby indemnifies and agrees to hold Bateman harmless from any and all liability, claims, costs, including legal costs, arising from the use, reliance upon or interpretation of the Report and  against all claims from third parties which may arise directly or indirectly as a result of the failure by the Client to comply with the provisions of this Clause 13, or in relation to the Services or as a result of any third party’s reliance, use or interpretation of the Report prepared by Bateman.

14.

PUBLICITY

14.1

Neither Party shall release, or cause to be released, any public or media statements or publish, or cause to be published, material relating to the Services or the Agreement without the prior written permission of the senior management of the other Party, such permission not to be unreasonably withheld and the other Party shall endeavour to provide said permission within 48 hours of receipt of the written request, provided that any party may release information relating to the Services as may be required by applicable securities legislation with the respect to the timely and factual reporting of material information without the prior written approval of the other party.  However, the Client shall be entitled to publish  any public or media statements or press releases only referring to Bateman's involvement and not referring to any documents prepared by Bateman  without the prior written approval of Bateman's senior management but with the prior written approval of Bateman's study manager.

15.

TERMINATION

15.1

In the event that the Client decides not to proceed with the Project, or to postpone the same for a period in excess of 6 (six) months or commits a breach of this Agreement, then either party may terminate this Agreement by giving the other party 30 (thirty) days prior written notice of such termination. Termination shall take place on the specified date and Bateman shall be paid for the Services effected to that date plus any other losses, costs, damages or expenses,   excluding loss of future income, that Bateman may incur as a result of the termination.

16.

NON-RECRUITMENT OF STAFF

16.1

 Neither Party  shall  recruit, or attempt to recruit staff, whether full time employees or contract workers, from  the other Party's staff and contract workers. The provisions of this Clause shall apply for the duration of the Agreement and 2 (two) years thereafter.  The  Parties agree that this clause is not in contravention of any common law rule and/or policy, and/or statutory and/or constitutional provision and that such clause is fair and reasonable and not against public policy.

17.

CONFIDENTIALITY

17.1

Each party undertakes to take all reasonable steps to protect any know-how, knowledge and confidential information belonging to the other party which may come into the possession of that party relating to the technical, commercial and business affairs of the other party or be developed in the course of this Agreement and to restrict access thereto only to those of its employees, contractors and agents as shall be directly involved in any Services envisaged under this Agreement. Should it be necessary to disclose any confidential information to a third party, such disclosure shall only be made with the written approval of the other party who disclosed such confidential information and then only subject to suitable confidentiality undertakings being first obtained in writing from the third party.  Only that confidential information necessary and relevant to enable the third party to properly perform the functions required of it shall be disclosed and provision made for the return of any relevant documents on the request of the disclosing party, upon completion of the third party's activities.

17.2

Title to all confidential information that is the property of the disclosing party, shall remain vested in that party and it is expressly understood and agreed by the parties that the disclosure and provision of confidential information under this Agreement by either party to the other shall not be construed as granting to the receiving party any rights, whether express or implied by patents, licence or otherwise on the matters, inventions or discoveries to which such confidential information pertains.

17.3

The foregoing obligations with respect to confidentiality and non-disclosure shall continue for a period of 5 (five) years after the date of termination of this Agreement but shall not apply to information which, at the time of disclosure, was in the public domain as evidenced by written or printed documentation; or information which after disclosure becomes published or becomes generally available to the public or in the public domain through no fault of the recipient party; or information which is the same as that acquired from third parties and not subject to confidentiality limitations.

18.

INTELLECTUAL PROPERTY RIGHTS

18.1

All rights in intellectual property owned by either Party prior to signature of this Agreement and intellectual property generated by either party outside the scope of this Agreement shall remain vested in that Party.  Subject to the rights of any third parties, all rights in intellectual property generated solely by one of the Parties in the course of performance of the activities contemplated by this Agreement shall vest in that Party.  The Parties shall jointly own any intellectual property rights generated jointly by both Parties and the use and exploitation of such jointly owned intellectual property may only be made with the prior written approval of the other Party, such approval not to be unreasonably withheld.  Bateman shall retain all intellectual property rights in all Report, documents and materials produced by it. The Client shall, subject to the provisions of Clause 17 relating to confidentiality, be entitled to use the Report and copy it only for the Project and the purposes relating to the Project including Project financing, and need not obtain Bateman's permission to copy it for such use.

18.2

The Client hereby indemnifies Bateman against all demands, claims, actions, costs, charges, expenses and litigation procedures arising from and against all loss or damage suffered or incurred by Bateman or any third party by reason of Bateman's use of any data and information or any infringement or alleged infringement of patents, designs, copyrights or other intellectual property rights or of any other rights of third parties resulting from Bateman’s use, for the purpose of performing the Services, the data and information  supplied to Bateman by the Client or by any other third party on the Client’s behalf.  Said data and information supplied to Bateman by the Client shall include but not be limited to any information or data of whatever source and the Client guarantees to Bateman that the Client has a right to use and disclose to Bateman said data, information and drawings and that Bateman is entitled to use said data, information and drawings for purposes of the Services.

19.

ARBITRATION

19.1

In the event that any dispute, difference or deadlock arises out of or in relation to this Agreement, the Parties shall use their best endeavours to settle the same amicably.  To this effect, they shall consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution acceptable to both of them.

0.2

Any dispute or difference of any kind whatsoever between the Client and Bateman in connection with or arising out of this Agreement, or its interpretation or rectification shall be submitted to and finally settled by arbitration. The arbitration shall be held at  London, United Kingdom  in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

0.3

The arbitrator shall be agreed upon by the parties, or failing agreement, at the request of either party be appointed in terms of said Rules.

0.4

The arbitrator shall determine the matters submitted to him according to what he considers just and equitable in the circumstances.

20.

ASSIGNMENT AND SUBCONTRACTING

20.1

This Agreement shall not be assigned by either party without prior written approval of the other, which approval shall not be unreasonably withheld. Bateman shall be entitled to subcontract the performance of any part of the Services without the prior written consent of the Client.

20.2

Notwithstanding the provision of Clause 20.1, Bateman shall be entitled to assign or sub-contract the Services or any part thereof to any other company within the Bateman group of companies without approval of the Client.

21.

EXCLUSIVE REMEDIES

21.1

The remedies set forth in this Agreement are the sole and exclusive remedies of the Client for causes of action related to Bateman's Services, whether caused by negligence, fault, breach of contract, strict liability, or otherwise, and the Client waives its rights to any other additional remedies to which it may be entitled.

22.

APPLICABLE LAW

22.1

This Agreement, including its validity and the rights and obligations of the Parties under it, shall be construed and governed by the laws of England .

23.

ENTIRE AGREEMENT

0.1

This Agreement including all Annexures referenced herein constitutes the entire agreement between the Parties hereto. Any deletion from, addition, modification or amendment to this Agreement shall be of no force and effect unless recorded in writing and signed by both parties hereto. In case of discrepancy between this Agreement and any annexure, the terms and conditions of this Agreement shall prevail.  In case of discrepancy between this Agreement and a Variation, the latter shall prevail. In case of discrepancy between any of the annexures, order of precedence shall be as stated in the table of contents.

0.2

This Agreement does not include any other terms and conditions or other documents unless they have been expressly agreed to in writing by Bateman and are referenced in or attached to this document.  No prior correspondence, discussion or other terms and conditions form part of this Agreement unless expressly stated herein.

0.3

None of the conditions of this Agreement shall be deemed waived by either Party unless such waiver is given in writing by that Party.  No waiver by either Party of any default of the other Party under this Agreement shall operate as a waiver of any future default hereunder whether of like or different character.

0.4

If any of the provisions of this Agreement should be held invalid or unenforceable, the validity and enforceability of all other provisions hereof shall not be affected thereby.

24.

INTERPRETATION

0.1

Headings to clauses or any documents forming part of this Agreement are included for the sake of convenience only and shall not affect the interpretation of the clauses of such document.

0.2

Words importing persons or parties shall include firms and corporations and any other organisation having legal capacity.

0.3

Words importing the singular shall include the plural and vice versa where the context requires.

0.4

References to one gender shall include references to all other genders.

0.5

Wherever in the Agreement provision is made for a communication to be in writing this shall include any hand-written or printed communication duly signed by the authorised representative of one of the Parties.

25.

LANGUAGE

0.1

Except where specifically stated, all documents, including the Report and all communication between the Parties shall be in the English language and in case of discrepancy with any other language the English language shall prevail.

0.2

Measurements and quantities shall be in the units prescribed by the Standard International system.

26.

NOTICES

26.1

The Parties hereto choose as legal address for all purposes of and in connection with this Agreement the addresses stated in the preamble.

26.2

Any Party shall be entitled to change its legal address from time to time, provided that any new legal address selected by it shall be an address other than a post office box number in the parties' respective countries and any such change shall only be effective upon receipt of notice in writing by the other party of such change.

26.3

All notices, demands, communications or payments intended for either party shall be made or given at such party's legal address for the time being.

26.4

A notice sent by one party to another party shall be deemed to be received :

0.1.1

       on the following business day, if delivered by hand;

0.1.2

       on the following business day, if sent by fax;

0.1.3

       on the following business day, if delivered by pre-paid courier services.

26.5

Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen legal address.

26.6

     It is expressly understood and agreed that the below listed employees shall be the Parties representatives:

In respect of Bateman;

Client's  Representative ;

     Name: ______________________

Name: ________________________

     Designation: ____________________

Designation: ____________________

Signed this ________ day of _________________ 2004 at  _________________________.

_______________________________________

For and on behalf of

MINERA Y METALURGICA DEL BOLEO,  S.A. DE C.V.

Name: _____________________________________

     AS WITNESSES:

Title: ______________________________________

     _______________________________

Signed this _______ day of _________________ 2004 at ___________________________.

__________________________________________

For and on behalf of

BAJA MINING CORPORATION

Name: _____________________________________

     AS WITNESS:

Title: ______________________________________

      ______________________________

Signed this _______ day of _________________ 2004 at ____________________________.

__________________________________________

For and on behalf of

BATEMAN    ENGINEERING INC CANADA

Name: _____________________________________               AS WITNESS:

Title:  ______________________________________

ANNEXURE

PROPOSAL under reference ZAB406, June 2004

BATEMAN will provide the following services:

Annexure B

BASE MANHOURS FOR ENGINEERING AND MANAGEMENT SERVICES

: